UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-31587 (Commission File Number)	86-0490034 (I.R.S. Employer Identification No.)

370 Harbour Drive

Palmas del Mar

Humacao, PR 00791

(Address of principal executive offices) (zip code)

(833) 373-3228

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 11, 2021, Red Cat Holdings, Inc., a Nevada corporation (the “Company”) and Red Cat Skypersonic, Inc. Inc., a Nevada corporation (“Acquisition”) entered into Share Purchase and Liquidity Event Agreements (the “Agreements”) with Giuseppe Santangelo the founder and majority shareholder of Skypersonic, Inc., a Michigan corporation (“Skypersonic”) and the holders of common stock and SAFE agreements representing 97.46% of Skypersonic (the “Sellers”), pursuant to which, subject to the satisfaction of certain closing conditions, Acquisition will acquire all of the issued and outstanding share capital of Skypersonic in consideration for an aggregate of Three Million Dollars ($3,000,000) in shares (the “Share Consideration”) of Company common stock, par value $0.001 per share, (the “Common Stock”) at an agreed upon value based upon the VWAP of the Company at closing of the transaction. Fifty (50%) percent of the Share Consideration (the “Escrow Shares”) is required to be deposited in an escrow account pursuant to the Agreement for a period of twelve (12) months as security for indemnification obligations and any purchase price adjustments due to working capital deficiencies and any other claims or expenses arising under the Agreement. Under the Agreement, closing date working capital deficits in excess of $300,000 shall result in a reduction of the Share Consideration on a dollar of dollar basis. The Company agreed that in the event that within 12 months following closing of the Acquisition, the Company issues Common Stock for a price per share less than $2.50 per share in a Qualified Offering (defined as a public offering or equity or convertible securities in which the Company raises a minimum of $2 million), the Company shall issue Sellers additional shares of Common Stock equal to the difference between the number of shares issued and the quotient of the Purchase Price divided by the Qualified Offering Price. Santangelo’s and certain principal shareholders have agreed to indemnification obligations, on a pro-rata basis, subject to certain limitations, which shall survive for a period of eighteen (18) months following closing, and includes a basket amount of Twenty-Five Thousand Dollars ($25,000) before any claim can be asserted and a cap equal to the value of the Escrow Shares or the Share Consideration.

For a period of three (3) years following Closing, Santangelo shall not engage in a business competing with or providing products, services or solutions to the drone industry, first person view (“FPV”) business, navigation and software solutions that provide analytics, storage or services for or in conjunction with the drone industry.

On February 15, 2021 the Company’s Fat Shark Holdings, Ltd. subsidiary agreed to provide a short-term bridge loan to Skypersonic in the amount of $75,000 under a Senior Secured Promissory Note due May 14, 2021 (the “Bridge Loan”). Advances under the Bridge Loan accrue interest at a rate of six (6%) percent per annum. The Bridge Loan is secured by shares of Skypersonic common stock pledged as collateral.

The closing of the Skypersonic Transaction is subject to customary closing conditions and is expected to close on or before May 14, 2021.

The Company does not deem the Skypersonic financial condition and results of operations material to the overall financial condition and results of operations of the Company on a consolidated basis and accordingly will not be required to report, in compliance with Regulation S-X (17 CFR 210.8-05), or file audited and pro forma financial statements within 71 calendar days of the date of this Current Report on Form 8-K.

The foregoing descriptions of the terms of the Share Purchase Agreement. Liquidity Event Agreement and Bridge Loan are qualified in their entirety by reference to the full text of the agreements filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K.

Following closing of the Transaction, we will continue to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the SEC.

Item 7.01 Regulation FD Disclosure.

On February 16, 2021 the Company issued a press release titled “Red Cat to Acquire Skypersonic”. A copy of the press release is included herewith as Exhibit 99.1.

On February 16, 2021 the Company posted on its website a presentation titled “RED CAT HOLDINGS – Investing in the future of drones”. A copy of the presentation is included herewith as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K under Item 7.01, including Exhibit 99.1 and 99.2 hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

(d)	Exhibits

Exhibit Number.	Description
Exhibit 10.1	Share Purchase Agreement dated February 11, 2021.
Exhibit 10.2	Form of Liquidity Event Agreement.
Exhibit 10.3	Senior Secured Promissory Note dated February 15, 2021.
Exhibit 99.1	Press Release dated February 16, 2021.
Exhibit 99.2	Investor Presentation dated February 16, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2021	RED CAT HOLDINGS, INC.

	By:	/s/ Jeffrey M. Thompson
	Name:	Jeffrey M. Thompson
	Title:	President and Chief Executive Officer